UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) November 22, 2005

RYERSON TULL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9117	36-3425828
(Commission File Number)	(I.R.S. Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address Of Principal Executive Offices, including Zip Code)

(773) 762-2121

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Agreement

On November 22, 2005, the Board of Directors of Ryerson Tull, Inc. (the “Corporation”) authorized the Corporation’s Vice President of Human Resources, or, in the case of matters affecting the compensation and benefits of the Vice President of Human Resources, the Chief Executive Officer and President, or any Executive Vice President or Vice President to make certain amendments to the Corporation’s nonqualified deferred compensation plans and arrangements, as required and permitted under Internal Revenue Code Section 409A. A summary of the specific authorized amendments follows:

2002 Incentive Stock Plan

The Ryerson Tull 2002 Incentive Stock Plan (the “2002 Incentive Stock Plan”) will be amended to include the transition rule under Code Section 409A that permits a participant to revoke a deferral election under a plan, no later than December 31, 2005. This transition rule, which may be applied to select participants, will be applied to permit Neil Novich to cancel his previous deferral of the performance share award granted to him under the 2002 Incentive Stock Plan on January 28, 2004 for the performance period ending December 31, 2007. Under the transition rule, if a participant revokes a deferral election, the deferral must be distributed and included in the participant’s taxable income in 2005 or, if later, the taxable year in which the amount is earned and vested. The 2002 Incentive Stock Plan will also be amended to permit participants to make new distribution elections in 2005, for distributions to be made after 2005 and to require that a distribution on termination of employment to a “specified person” (as defined under Code Section 409A) be made at least six months after the specified person’s termination of employment.

Nonqualified Savings Plan

The Ryerson Tull Nonqualified Savings Plan (the “Nonqualified Savings Plan”) will be amended to reflect application of the special transition rule under Code Section 409A that permitted participants to make 2005 deferral elections by March 15, 2005. Nonqualified Savings Plan participants were permitted to make elections by March 15, 2005, of the amount of compensation to be deferred under the Plan in 2005 or the specific date in 2005 the deferral election would take effect (the date the participant can no longer make deferrals to the Ryerson Tull Savings Plan (“RT Savings Plan”)). The Nonqualified Savings Plan will also be amended to permit participants to make deferral elections in advance of the year to which they relate, to make new distribution elections in 2005 for distributions made after 2005, to require that distribution elections under the Nonqualified Savings Plan are not linked to distributions under the RT Savings Plan, and to require that distributions on termination of employment to “specified persons” (as defined under Code Section 409A) are made at least six months after the specified person’s termination of employment.

Director’s Compensation Plan

The Ryerson Tull Directors’ Compensation Plan (the “Directors’ Compensation Plan”) will be amended to permit participants to make new distribution elections in 2005 for distributions after 2005.

Integris SERP

The Integris Metals, Inc. Excess Retirement Benefit Plan (the “Integris SERP”) will be amended to require that distribution elections are not linked to distributions under the qualified pension plan used to measure the excess benefit provided under the Integris SERP and to require that distributions on termination of employment to “specified persons” (as defined under Code Section 409A) are made at least six months after a specified person’s termination of employment.

Employment Agreements and Change in Control Agreements

The Corporation’s employment agreements and change in control agreements will be amended as appropriate to change the form of payment to a single lump sum, or to require that distributions to specified persons are made at least six months after termination of employment, or to include such other terms and conditions needed to conform such agreements to applicable law.

Other Amendments and Changes in Plan Design

The Board granted authority to the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee to approve significant plan design changes and related amendments to the Corporation’s nonqualified plans and to report any changes to the Committees and Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON TULL, INC.

Dated: November 22, 2005	/s/ Lily L. May
	By:	Lily L. May
	Its:	Vice President, Controller and
Chief Accounting Officer